                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant /X/     Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                          KENDLE INTERNATIONAL INC.
------------------------------------------------------------------------------
              (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

------------------------------------------------------------------------------
  (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:........................................................
      (2)  Aggregate number of securities to which transaction
           applies:........................................................
      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth
           the amount on which the filing fee is calculated and
           state how it was determined): ..................................
      (4)  Proposed maximum aggregate value of transaction:................
      (5)  Total fee paid:.................................................

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:.........................................
      (2)  Form, Schedule or Registration Statement No.:...................
      (3)  Filing Party:...................................................
      (4)  Date Filed:.....................................................

                         [Kendle International Logo]

                -------------------------------------------

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD MAY 6, 2004

                  ---------------------------------------

TO THE SHAREHOLDERS OF KENDLE INTERNATIONAL INC.:

    The Annual Meeting of Shareholders of Kendle International Inc. (the "Company") will be held Thursday, May 6, 2004, at 9:30 a.m. Eastern Time in the Grand Ballroom of the Millennium Hotel Complex, 141 West 6th Street, Cincinnati, Ohio for the following purposes:

    1. To elect eight directors to hold office for the ensuing year or until their respective successors are elected and qualified;

    2. To consider and act upon a proposal to approve an increase of 50,000 shares of Common Stock authorized under the 2003 Directors' Compensation Plan;

    3. To ratify the appointment of Deloitte & Touche LLP as the independent public accountants for the Company for 2004; and

    4. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

    The Board of Directors of the Company has designated the close of business on March 17, 2004, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting or any adjournment thereof. Only shareholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.

    You are cordially invited to attend the Annual Meeting. Whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                         By Order of the Board of Directors,

                                         /s/ Karl Brenkert III

                                         Karl Brenkert III
                                         Secretary

DATED: APRIL 5, 2004

----------------------------------------------------------------------------
 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN
                                                              ----  ----
 AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PROXIES MAY
              ------
 BE REVOKED BY WRITTEN NOTICE OF REVOCATION, BY SUBMISSION OF A LATER
 PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON (ALTHOUGH PRESENCE AT THE ANNUAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE REVOCATION OF THE PROXY).
----------------------------------------------------------------------------

                         [Kendle International Logo]
                             1200 CAREW TOWER
                              441 VINE STREET
                          CINCINNATI, OHIO 45202

                              PROXY STATEMENT

                      ANNUAL MEETING OF SHAREHOLDERS

                               INTRODUCTION

    The Board of Directors of Kendle International Inc. (the "Company") is requesting your proxy for use at the Annual Meeting of Shareholders on May 6, 2004, and at any postponement or adjournment thereof (the "Annual Meeting"), pursuant to the foregoing Notice. This Proxy Statement and the accompanying proxy card are being mailed to shareholders with the Company's 2003 Annual Report to Shareholders on or about April 7, 2004.

                       VOTING AT THE ANNUAL MEETING

    As of March 17, 2004, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, the Company had 13,103,984 shares of Common Stock, no par value ("Common Stock"), issued and outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on March 17, 2004, will be entitled to vote at the Annual Meeting.

    A quorum is necessary to conduct business at the Annual Meeting. To reach a quorum, at least a majority of the outstanding shares of Common Stock eligible to vote must be represented at the Annual Meeting, either in person or by proxy. Abstentions from voting and broker non-votes (defined below) will be included in determining the presence of a quorum, but, as described below, will not count for voting purposes.

    Shareholders may vote in person or by proxy at the Annual Meeting. Proxies given may be revoked at any time prior to the Annual Meeting by filing with the Company's Director of Administration either a written revocation or a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person (although presence at the Annual Meeting will not in and of itself constitute revocation of the proxy). You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote. With the exception of the election of directors, for which a plurality is required, the vote required on all matters to be voted upon is a majority of shares actually voted. Shares of Common Stock represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted: (1) to elect the director-nominees named in this Proxy Statement; (2) to approve the proposal to increase authorized shares under the 2003 Directors' Compensation Plan; and (3) to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants. If any other matters properly come before the Annual Meeting, each proxy will be voted at the discretion of the individuals named as proxies on the proxy card.

    In the event a broker, bank, custodian, nominee or other record holder of shares indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter(s) (a "broker non-vote"), those shares will be considered as present for the purposes of determining a quorum but not entitled to vote with respect to that specific matter(s).

                          PRINCIPAL SHAREHOLDERS

    The following shareholders are the only persons known by the Company to own beneficially at least five percent (5%) of its outstanding Common Stock as of February 27, 2004:

                                                              AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP   PERCENT OF CLASS(1)
------------------------------------                          --------------------   -------------------
Brown Capital Management, Inc.(2)...........................       1,467,600                11.2%
  1201 N. Calvert St.
  Baltimore, MD 21202

Wellington Management Company, LLP(2).......................       1,239,900                 9.5%
  75 State Street
  Boston, MA 02109

Candace Kendle(3)...........................................       1,212,403                 9.3%
  1200 Carew Tower
  441 Vine St.
  Cincinnati, OH 45202

Capital Group International, Inc. and
  Capital Guardian Trust Company(2).........................       1,176,990                 9.0%
  11100 Santa Monica Blvd.
  Los Angeles, CA 90025

Christopher C. Bergen(4)....................................         992,523                 7.6%
  1200 Carew Tower
  441 Vine St.
  Cincinnati, OH 45202

Heartland Advisors, Inc. and
  William J. Nasgoritz(2)...................................         968,900                 7.4%
  789 Northwater Street
  Milwaukee, WI 53202

Dimensional Fund Advisors Inc.(2)...........................         812,895                 6.2%
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401

--------
(1)    Unless otherwise noted, percentage of beneficial ownership is based on 13,080,757 shares of Common Stock issued and outstanding as of February 27, 2004. Shares of Common Stock that a beneficial owner has the right to acquire within 60 days of February 27, 2004, pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing percentage ownership of any other person.
(2)    This information is taken from Schedule 13Gs filed with the Securities and Exchange Commission reflecting Common Stock Ownership as of December 31, 2003.
(3)    This total amount includes: (i) 6,470 shares for which Dr. Kendle holds options exercisable within
       60 days of February 27, 2004; and (ii) restricted stock awards in the amount of 10,000 shares of Common
       Stock, 6,666 of which have not vested. This total amount does not include: (i) 992,523 shares of Common
       Stock beneficially owned by Mr. Bergen, Dr. Kendle's husband; (ii) 18,236 shares held directly by Hazel
       Kendle, mother of Dr. Kendle; and (iii) 598,200 shares of Common Stock held in trust by the Kendle Bryan and Mark Brettschneider Irrevocable Stock Trusts, under which the children of Dr. Kendle are beneficiaries. Dr. Kendle does not exercise voting or investment control over either trust.
(4)    This total amount includes: (i) 6,220 shares for which Mr. Bergen holds options exercisable within
       60 days of February 27, 2004; and (ii) restricted stock awards in the amount of 4,500 shares of Common

                                     2



       Stock, 3,000 of which have not vested. This total amount does not include: (i) 1,212,403 shares of
       Common Stock beneficially owned by Dr. Kendle, Mr. Bergen's wife; and (ii) 598,200 shares of Common
       Stock held in trust by the Kendle Bryan and Mark Brettschneider Irrevocable Stock Trusts, under which the children of Dr. Kendle, Mr. Bergen's wife, are beneficiaries. Mr. Bergen does not exercise voting or investment control over either trust.

                           ELECTION OF DIRECTORS
                        (ITEM 1 ON THE PROXY CARD)

    The Board is nominating for re-election the following current directors: Dr. Candace Kendle, Christopher C. Bergen, Robert R. Buck, Dr.
G. Steven Geis, Dr. Donald C. Harrison, Dr. Timothy E. Johnson, Dr. Frederick A. Russ and Robert C. Simpson. Mr. Buck was re-appointed to the Board in June 2003. All of the foregoing nominees, except Dr. Kendle and Mr. Bergen, are independent directors as defined by the Nasdaq listing standards. All directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting or until their successors are elected and qualified.

    During 2003, the Board of Directors held four meetings and acted by unanimous written consent on three occasions. Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors' meetings and meetings of committees on which they serve. During the last fiscal year, each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and all committees on which he or she served. Each of the nominees attended the 2003 Annual Meeting of Shareholders, except for Mr. Buck who was appointed to the Board after that meeting.

    Proxies will be voted in favor of election of the nominees named herein unless authority to vote is withheld. If any of the nominees becomes unable to accept election or declines to serve, neither of which the Board anticipates, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominee(s) as the Board may designate. The proxies will in no event be voted for a greater number of nominees than eight. The eight nominees receiving the highest number of votes will be elected.

    Philip E. Beekman, a director of the Company since January 1997, will not stand for re-election. Mr. Beekman, 72, is the President of Owl Hollow Enterprises, a consulting and investment company. Prior to July 1994, he served as Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc. Mr. Beekman serves as a director of General Chemical Group Inc., a supplier of soda ash and other chemicals; Linens 'N Things, a retail chain of home furnishings; and M&F Worldwide, Inc., a producer of licorice flavors. He also serves as a director for not-for-profit associations and privately owned businesses, including the Ladies Professional Golf Association and Procurenet Inc., a company engaged in procuring products for businesses via electronic and other media.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT NOMINEES

    CANDACE KENDLE, PHARMD, 57, co-founded the Company in 1981 and has served as Chief Executive Officer since its incorporation. She has been Chairman of the Board since 1991. From 1979 through 1981, Dr. Kendle served as Clinical Associate Professor of Pediatrics at The University of Pennsylvania School of Medicine; Clinical Assistant Professor at Philadelphia College of Pharmacy and Sciences; and Director, Department of Pharmacy, The Children's Hospital of Philadelphia. She has published more than 15 scientific articles. Dr. Kendle serves as a director of H. J. Heinz Company, a food products manufacturer, and UMD, Inc., a medical device company. Dr. Kendle also serves on the Board of Trustees of University of Cincinnati. She is the wife of Christopher C. Bergen, President and Chief Operating Officer of the Company.

    CHRISTOPHER C. BERGEN, 53, co-founded the Company in 1981 and since its incorporation has served as a director and its President and Chief Operating Officer. From 1977 to 1981, Mr. Bergen served in various capacities at The Children's Hospital of Philadelphia, most recently as Associate Vice President. He is the husband of Candace Kendle, Chairman and Chief Executive Officer of the Company.

    ROBERT R. BUCK, 56, was re-appointed as a director of the Company in June 2003. Mr. Buck formerly served as a director of the Company from 1998 through August 2002. Mr. Buck currently serves as President and Chief Executive Officer of Beacon Roofing Supply, Inc. From 1982 through January 2003, Mr. Buck served in a number of management and senior management positions with Cintas Corporation, most recently as President of its Uniform Rental Division.

    G. STEVEN GEIS, PHD, MD, 52, was appointed a director of the Company in November 2002. Now retired, Dr. Geis served in a number of management and senior management positions with Pharmacia & Upjohn Company from 1985 to July 2002, most recently as Group Vice President: Arthritis, Cardiovascular and Oncology Clinical Development from March 2001 to July 2002 and Vice
President: Arthritis Clinical Development from August 1998 through March 2001. Dr. Geis has authored or co-authored numerous journal articles covering several therapeutic areas.

    DONALD C. HARRISON, MD, 70, was appointed a director of the Company in November 2001. Dr. Harrison is Senior Vice President and Provost for Health Affairs Emeritus at University of Cincinnati. He formerly served as the Senior Vice President and Provost for Health Affairs at University of Cincinnati from 1986 through 2002 and also served as the Chief Executive Officer of the University of Cincinnati Medical Center. Dr. Harrison also is a practicing cardiologist on a part-time basis. His professional experience includes 26 years at Stanford University School of Medicine and Stanford University Hospital, where he was Chief of Cardiology from 1967 to 1968. He is past national President of the American Heart Association and has served as a director for several not-for-profit organizations. He also serves as a director for start-up medical device and biotechnology companies, including UMD, Inc., Medical Education and Consultation Inc. and AtriCure, Inc.

    TIMOTHY E. JOHNSON, PHD, 61, was appointed a director of the Company in November 2002. Dr. Johnson is a financial and investment consultant and has served as the President of Johnson Investment Counsel, Inc. since 1965. Johnson Investment Counsel, Inc. is a registered investment adviser with the Securities and Exchange Commission (the "Commission") and manages portfolio assets for endowments, foundations, corporations, individuals and pension and profit sharing plans. Dr. Johnson also is a Professor of Finance at University of Cincinnati. He serves as a director or trustee for several civic and nonprofit organizations. Dr. Johnson has written several articles on investment and financial management.

    FREDERICK A. RUSS, PHD, 59, was appointed a director of the Company in November 2002. Dr. Russ has served as the Dean of the College of Business Administration at the University of Cincinnati since 1994. He formerly served as non-executive Chairman of the Board of Charles & Colvard, Ltd., a manufacturer and supplier of specialty jewelry, and continues to serve on its Board of Directors. Dr. Russ also serves as a director for the Economics Center for Education & Research and as a director of Techsolve Inc., a regional, not-for-profit entity providing consulting services and idea-sharing for its manufacturing and technology business members. Dr. Russ has co-authored three textbooks and has written numerous articles on marketing strategy and the behavior of consumers and sales personnel.

    ROBERT C. SIMPSON, 72, was appointed a director of the Company in July 2001. Now retired, Mr. Simpson has more than 40 years of global drug development experience. Most recently, he was Group President and Director of West Pharmaceutical Services, Inc., a manufacturer of specialty packaging products for the healthcare industry. He worked for West Pharmaceutical from 1978 to 1991. Prior to 1978, Mr. Simpson spent 20 years with Pfizer Inc., serving in a number of senior management positions, including Executive Vice President of European Operations.

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

COMPENSATION OF DIRECTORS

    Directors who are employees of the Company are not separately compensated for serving as directors. Directors who are not employees of the Company receive compensation in the form of cash retainers, shares of Common Stock and options to purchase shares of Common Stock, all of which are described in more detail below.

    Non-employee directors are paid retainers of $3,000 for each Board meeting attended and $1,500 for each committee meeting attended. Their compensation is paid quarterly, in arrears, in the form of cash and shares of Common Stock in lieu of cash. Before June 27, 2003, under the 1997 Directors' Compensation Plan, non-employee directors had the right to elect to receive up to fifty percent (50%) of such compensation in the form of cash with the balance to be paid in shares of Common Stock in lieu of cash. On June 27, 2003, the Board of Directors adopted the 2003 Directors' Compensation Plan, which is substantially similar to the 1997 Directors' Compensation Plan. However, under the new plan, non-employee directors will receive cash for fifty percent (50%) of the total retainer owed and shares of Common Stock in lieu of cash for the balance of the retainer owed.

    In addition to compensation under the 2003 Directors' Compensation Plan, directors receive non-qualified, immediately exercisable options to purchase shares of Common Stock under the Company's 1997 Stock Option and Stock Incentive Plan. Under this plan, each non-employee director is granted an option to purchase 5,000 shares of Common Stock on the date of such director's first election or appointment to the Board. Upon each annual election as a director thereafter, a director will receive an option to purchase such number of shares of Common Stock, if any, as determined by the Board. In 2003, the Board awarded an option to purchase 5,000 shares of Common Stock to each non-employee director who was elected to the Board at the Annual Meeting. The exercise price for all such options is the fair market value of Common Stock on the grant date.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established three committees that assist the Board in discharging its responsibilities. These committees, their members and functions are discussed below. The Nominating and Corporate Governance Committee, in accordance with its Charter, will consider and recommend Mr. Beekman's replacement on the Board committees on which he serves. The Board of Directors does not have an executive committee.

    MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

    The Management Development and Compensation Committee (the "Compensation Committee") is responsible for monitoring the performance and succession of senior management, review of the Company's compensation plans and general review of the Company's employee compensation policies, approval of remuneration arrangements for executive officers of the Company and administration of the Company's stock-related benefit plans. During 2003, the Compensation Committee held one meeting and took action by unanimous written consent on three occasions. The Compensation Committee currently is comprised of Philip E. Beekman (Chairman), Frederick A. Russ and Robert C. Simpson. In August 2003, Dr. Russ replaced Donald C. Harrison as a member of the Compensation Committee. Each of the Compensation Committee's current members and Dr. Harrison are independent directors as defined by the Nasdaq listing standards.

        MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is designed to align executive compensation with the achievement of strategic business goals that promote the long-term financial growth of the Company. This program is designed to attract and retain the highest caliber executive officers, to maximize shareholder value and to provide a compensation package that recognizes individual contributions as well as overall Company performance. The Compensation Committee reviews the executive compensation program annually in relation to the Company's annual financial goals and performance.

    The key elements of the Company's 2003 executive compensation program consisted of base salary, the 2002 Profit Share Plan, which the Board ratified and adopted for 2003 (the "Profit Share Plan"), and the 1997 Stock Option and Stock Incentive Plan. The compensation of Dr. Candace Kendle, Chief Executive Officer, consists of these same elements.

      BASE SALARY. At a meeting held March 20, 2003, the Compensation Committee set salaries for the Named Executives (defined below in the section entitled "Executive Compensation"), effective March 26, 2003. In establishing these salaries, the Compensation Committee reviewed recommendations of management against the pay practices of comparable companies, including specifically the Company's competitors. The Compensation Committee considered corporate performance, position responsibility levels and individual qualifications and performance.

      BONUSES. Pursuant to the Company's Profit Share Plan, annual incentive awards may be paid to eligible employees of the Company on the basis of achievement of specified Company financial results, such as revenue and earnings per share thresholds and targets, or other discretionary factors, including a general assessment of an employee's performance. Awards under this plan are paid in cash. The eligible plan participants, including the Named Executives, are assigned target awards, expressed as a percentage of base salary, that are payable at the discretion of the Profit Share Plan's Administration Committee or upon achievement of applicable performance criteria. For 2003, the Compensation Committee determined to award bonuses to the Named Executives in the amounts disclosed in the Summary Compensation Table set forth in the section entitled "Executive Compensation."

      STOCK OPTIONS, RESTRICTED STOCK AWARDS AND OTHER PERFORMANCE AWARDS. Under the Company's 1997 Stock Option and Stock Incentive Plan, the Compensation Committee may grant stock options, restricted and unrestricted stock awards and other performance awards to the Company's employees, including executive officers. On March 20, 2003, the Compensation Committee reviewed and approved stock option grants of 7,500 shares to each of Dr. Kendle and Mr. Bergen and 5,000 shares to each of Mr. Brenkert and Mr. Forcellini with an exercise price equal to the fair market value of the Common Stock on the date of grant. Additionally, in January 2003, the Compensation Committee approved, and Mr. Brenkert subsequently was awarded, a grant of options to buy 10,000 shares of Common Stock in connection with his becoming an employee and executive officer of the Company. All of the foregoing options become exercisable at a rate of twenty percent (20%) per year over five years beginning one year from the date of grant. This approach is designed to create shareholder value over the long term because the full benefit of the options cannot be realized until appreciation in the price of the Common Stock occurs.

      COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. As Chairman and Chief Executive Officer, Dr. Kendle receives compensation consisting of three basic components: salary, bonus and equity compensation. In 2003, Dr. Kendle received the salary indicated on the Summary Compensation Table in the section entitled "Executive Compensation." This salary was based on the Compensation Committee's review and consideration of Dr. Kendle's individual qualifications and performance and the Company's performance. Dr. Kendle is eligible for a target bonus, expressed as a percentage of salary, on the basis of achievement of specified Company financial results, such as revenue and earnings per share thresholds and targets, or other discretionary factors, including a general assessment of her individual performance. In accordance with the Company's Profit Share Plan, the Compensation Committee awarded Dr. Kendle a bonus of $43,000 for 2003. In addition to cash compensation and pursuant to the 1997 Stock Option and Stock Incentive Plan, Dr. Kendle received stock options to purchase 7,500 shares of Common Stock. In determining Dr. Kendle's salary and equity compensation, the Compensation Committee also reviewed and considered compensation practices of comparable companies.

      POLICY ON SECTION 162(m). Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company may not deduct compensation in excess of $1 million paid to any of its Named

Executives, unless such excess amount is performance-based compensation satisfying certain rules. The Company's 1997 Stock Option and Stock Incentive Plan is designed to qualify under the compensation requirements of this provision. However, no assurances can be made in this regard. Due to current salary levels and anticipated bonus targets, the Compensation Committee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to its Named Executives.

                             Submitted by the Management Development and Compensation Committee of the Board of Directors


                             Philip E. Beekman
                             Frederick A. Russ
                             Robert C. Simpson

    AUDIT COMMITTEE

    The Audit Committee, which met five times during 2003, is currently comprised of Robert R. Buck (Chairman), Timothy E. Johnson and Philip E. Beekman. The Audit Committee is responsible for the engagement of independent public accountants, the review of services and fees related to audit and audit-related services, the supervision of matters relating to audit functions, and the review of internal policies and procedures regarding audit, accounting and other financial controls. Mr. Buck and Dr. Johnson were appointed to the Audit Committee in June 2003 and replaced Donald C. Harrison Robert C. Simpson, respectively. Each of the current members of the Audit Committee, Dr. Harrison and Mr. Simpson are independent directors as defined by the Nasdaq listing standards. Each of the Audit Committee members is able to read and understand fundamental financial statements. Mr. Buck has been designated as the Audit Committee financial expert and is independent under the Nasdaq standards.

        REPORT OF THE AUDIT COMMITTEE

    The Audit Committee, in accordance with its written charter adopted by the Company's Board of Directors, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. At its meeting on February 19, 2004, the Board adopted a revised Audit Committee Charter which is attached as Appendix A hereto. The Audit Committee Charter can also be viewed on the Company's Web site at www.kendle.com within the section entitled "Investor Relations." During 2003, the Audit Committee chairman, as a representative of the Audit Committee, discussed the interim unaudited consolidated financial information contained in each Quarterly Report on Form 10-Q with the Chief Financial Officer, Controller and independent public accountants prior to each filing of the Company's Quarterly Reports on Form 10-Q. The Audit Committee also discussed the audited consolidated financial statements with management.

    In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee has concluded that Deloitte & Touche LLP's provision of non-audit related services was compatible with maintaining the independence of Deloitte & Touche LLP.

    The Audit Committee also discussed with management and the independent public accountants the quality and adequacy of the Company's internal controls. In a meeting with the independent public accountants, the Audit Committee reviewed the audit plans and audit scope and identified audit risks.

    The Audit Committee discussed and reviewed with the independent public accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent public accountants' examination of the consolidated financial statements.

    The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2003, with management and the independent public accountants. Management has responsibility for the preparation of the Company's consolidated financial statements and the independent public accountants have responsibility for the examination of those statements.

    Based on the above-mentioned review and discussions with management and the independent public accountants, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Commission. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent public accountants for 2004. The Board concurred with both of these recommendations.

                    Submitted by the Audit Committee of the Board of Directors


                     Philip E. Beekman
                     Robert R. Buck
                     Timothy E. Johnson


    NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

    In August 2003, the Board of Directors established the Nominating and Corporate Governance Committee ("Nominating Committee"), which is comprised of Frederick A. Russ (Chairman), G. Steven Geis and Donald C. Harrison. Each of the members of the Nominating Committee is an independent director as defined by the Nasdaq listing standards. At its meeting on February 19, 2004, the Board adopted the Nominating Committee Charter. The Nominating Committee Charter is available at the Company's Web site at www.kendle.com within the section entitled "Investor Relations."

    The Nominating Committee searches for and reviews the qualifications of potential candidates to serve on the Board of Directors. The Nominating Committee recommends candidates to the Board of Directors for election as directors at annual meetings. The Nominating Committee also recommends candidates to fill vacancies on the Board of Directors and to serve on Board committees. The Committee generally does not engage third parties to identify and evaluate nominees to the Board.

    The Nominating Committee considers all potential candidates to serve on the Board, including those potential candidates recommended for nomination by shareholders. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman of the Nominating Committee in care of the Company at its address shown on the cover page of this Proxy Statement. Each shareholder may nominate one candidate for election as a director at next year's Annual Meeting of Shareholders provided the shareholder (i) is a shareholder of the Company of record at the time of the giving of notice for the meeting, (ii) is entitled to vote at the meeting in the election of directors, and (iii) has given timely written notice of the nomination. The Nominating Committee will assess the qualifications of all candidates for the Board on an equal basis. In identifying and considering candidates for nomination to the Board of Directors, the Nominating Committee considers, among other factors, quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board.

    The Nominating Committee, among other things, also reviews and assesses corporate governance compliance, considers questions of possible conflicts of interest of Board Members and the Company's senior executives, recommends matters for consideration by the Board and advises the Board and the Company on changes in Board compensation.

    The Nominating Committee held its first meeting on February 19, 2004. At this meeting, the Nominating Committee reviewed and approved a Code of Ethics for the Company, and the Code of Ethics subsequently was ratified by the Board. The Code of Ethics can be viewed on the Company's Web site at www.kendle.com within the section entitled "Investor Relations."

SECURITIES OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock as of February 27, 2004, by each director and Named Executive Officer (defined in the "Executive Compensation" section below) and by all directors and Named Executive Officers as a group.

                                                                     SHARES BENEFICIALLY
                                                                          OWNED(1)
                                                                   -----------------------
NAME OF BENEFICIAL OWNER                                            NUMBER         PERCENT
------------------------                                           ---------       -------
Philip E. Beekman(2)........................................          71,161         *
Robert R. Buck(2)...........................................          11,190
Karl Brenkert III(5)........................................           4,000         *
Christopher C. Bergen(2)(3).................................         992,523         7.6%
Anthony L. Forcellini(6)....................................          10,720         *
G. Steven Geis(2)...........................................          15,090         *
Donald C. Harrison(2).......................................          17,570         *
Simon S. Higginbotham(7)....................................              --         *
Timothy E. Johnson(2).......................................          31,869         *
Candace Kendle(2)(3)........................................       1,212,403         9.3%
Frederick A. Russ(2)........................................          11,615         *
Robert C. Simpson(2)(4).....................................          18,732         *
All Directors and Named Executives as a group (12
  persons)..................................................       2,396,873        18.3%

--------
*      Less than 1%
(1)    Percentage of beneficial ownership is based on 13,080,757 shares of Common Stock outstanding as of
       February 27, 2004. The number of shares beneficially owned includes restricted shares and options to purchase shares of Common Stock, which are exercisable by such individuals within 60 days of February
       27, 2004. The following shares subject to such options are included in the totals: 32,000 shares of
       Common Stock for Mr. Beekman; 3,000 shares of Common Stock for Mr. Brenkert; 6,220 shares of Common
       Stock for Mr. Bergen; 5,000 shares of Common Stock for Mr. Buck; 9,220 shares of Common Stock for Mr.
       Forcellini; 10,000 shares of Common Stock for Dr. Geis; 15,000 shares of Common Stock for Dr. Harrison;
       10,000 shares of Common Stock for Dr. Johnson; 6,470 shares of Common Stock for Dr. Kendle; 10,000 shares of Common Stock for Dr. Russ; and 15,000 shares of Common Stock for Mr. Simpson. The following restricted stock awards, which are subject to vesting over three years from the date of grant in October
       2002, are also included in the totals: 4,500 shares of Common Stock for Mr. Bergen; 1,500 shares of
       Common Stock for Mr. Forcellini; and 10,000 shares of Common Stock for Dr. Kendle.
(2)    See "Information about Nominees" for information about each director.
(3)    Shares of Common Stock beneficially owned does not include (i) 598,200 shares of the Company's Common
       Stock held by the Kendle Bryan and Mark Brettschneider Irrevocable Stock Trusts, and (ii)
       18,236 shares of Common Stock held directly by Hazel Kendle, mother of Dr. Kendle. The children of

                                     9



       Dr. Kendle are the trusts' beneficiaries, and neither Dr. Kendle nor Mr. Bergen exercise voting or investment control over either trust.
(4)    Includes 400 shares of Common Stock held by Mr. Simpson's spouse.
(5)    Mr. Brenkert, 56, joined the Company in October 2002 and, upon Timothy M. Mooney's retirement effective
       December 31, 2002, was appointed Senior Vice President, Chief Financial Officer and Treasurer. Mr.
       Brenkert was appointed Secretary in November 2003. Prior to Mr. Brenkert's employment with the Company, he served as Vice President, Finance at Ryobi Technologies, Inc. beginning in 2000. From 1995 through
       2000, Mr. Brenkert served as the Chief Financial Officer --Public Transportation Services Division at
       Ryder Systems, Inc.
(6)    Mr. Forcellini, 46, joined the Company in October 1996 and currently serves as Vice President, Technical
       Operations. Mr. Forcellini previously served as Senior Vice President, Operations from 2000 to 2003 and
       Executive Director -- Mergers & Acquisitions prior to 2000.
(7)    Mr. Higginbotham, 43, joined the Company in January 2004 as Vice President and Chief Marketing Officer.
       Prior to joining the Company, Mr. Higginbotham was employed as a director for Quintiles Transnational
       Corp. from 1998 through 2003 in marketing and new business development roles. Prior to joining Quintiles
       Transnational Corp., Mr. Higginbotham held senior-level marketing and product management positions with
       Proctor & Gamble Pharmaceuticals and Schering Healthcare, Ltd.

EXECUTIVE COMPENSATION

    The following table sets forth information regarding compensation paid for the last three fiscal years to individuals who served as executive officers of the Company in 2003 (the "Named Executives").

                                        SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                               ANNUAL          --------------------------------------------
                                            COMPENSATION       RESTRICTED     SECURITIES
                                          -----------------       STOCK       UNDERLYING       ALL OTHER
                                          SALARY     BONUS     AWARD(S)(1)     OPTIONS      COMPENSATION(2)
NAME AND PRINCIPAL POSITION       YEAR      ($)       ($)          ($)           (#)              ($)
---------------------------       ----    -------    ------    -----------    ----------    ---------------
Dr. Candace Kendle..............  2003    310,125    43,000           0          7,500               0
  Chairman of the Board and       2002    290,338         0      70,000         20,300               0
  Chief Executive Officer         2001    255,410    33,518           0            300               0

Christopher C. Bergen...........  2003    268,775    33,000           0          7,500          16,978
  President and Chief Operating   2002    251,815         0      31,500         14,800          16,519
  Officer                         2001    222,095    22,669           0            300          16,375

Anthony L. Forcellini...........  2003    199,321    18,000           0          5,000               0
  Vice President, Technical       2002    189,660         0      10,500         11,800          31,607
  Operations(3)                   2001    177,650    15,407           0            300          80,970

Karl Brenkert III(4)............  2003    185,016    17,000           0         15,000               0
  Senior Vice President, Chief    2002     28,820         0           0              0               0
  Financial Officer, Treasurer
  and Secretary

--------
(1)    Restricted stock awards were granted in 2002 as follows: 10,000 shares for Dr. Kendle, 4,500 shares for
       Mr. Bergen and 1,500 shares for Mr. Forcellini. Compensation in 2002 reflects compensation from the entire award. These awards vest over three years, and the vested portion of the award for 2003 is as follows: $18,420 for Dr. Kendle, $8,288 for Mr. Bergen and $2,763 for Mr. Forcellini.
(2)    Compensation paid to Mr. Bergen represents insurance premium payments. Compensation paid to Mr.
       Forcellini represents proceeds from the exercise of stock options.
(3)    Prior to August 2003, Mr. Forcellini served as Senior Vice President, Operations.

                                    10



(4)    Mr. Brenkert's employment with the Company began October 31, 2002. Compensation in 2002 reflects actual compensation paid to Mr. Brenkert during the portion of the year in which Mr. Brenkert was employed by the Company.

STOCK OPTIONS

    The tables below provide certain information with respect to grants of stock options to, and exercises by, the Named Executives pursuant to the Company's stock option plans during the year ended December 31, 2003.

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                   PERCENT OF                                    ANNUAL RATE OF
                                     NUMBER OF       TOTAL                                         STOCK PRICE
                                     SECURITIES    GRANTED TO                                   APPRECIATION FOR
                                     UNDERLYING    EMPLOYEES                                    OPTION TERM(2)(3)
                                      OPTIONS      IN FISCAL     EXERCISE      EXPIRATION     ---------------------
                                     GRANTED(1)       YEAR         PRICE          DATE           5%          10%
NAME                                    (#)           (%)        ($/SHARE)    (MM/DD/YYYY)      ($)          ($)
----                                 ----------    ----------    ---------    ------------    --------    ---------
Dr. Candace Kendle...............       7,500         2.55         3.95        04/01/2013      18,607       47,155

Christopher C. Bergen............       7,500         2.55         3.95        04/01/2013      18,607       47,155

Anthony L. Forcellini............       5,000         1.70         3.95        04/01/2013      12,405       31,437

Karl Brenkert III................      10,000         3.40         7.73        02/07/2013      48,582      123,117
                                        5,000         1.70         3.95        04/01/2013      12,405       31,437

--------
(1)    All options granted to the Named Executives are exercisable in five equal annual installments beginning one year after the date of grant.
(2)    Potential realizable value is calculated from the exercise price of the options granted.
(3)    The dollar amounts under these columns are the result of calculations at the five percent (5%) and ten percent (10%) rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of shares of Common Stock.

                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF UNDERLYING          VALUE OF UNEXERCISED
                                                                  UNEXERCISED SECURITIES         IN-THE-MONEY OPTIONS
                           NUMBER OF SECURITIES                         OPTIONS AT                 AT DECEMBER 31,
                            UNDERLYING OPTIONS       VALUE         DECEMBER 31, 2003(#)               2003($)(1)
NAME                           EXERCISED(#)       REALIZED($)   EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                       --------------------   -----------   -------------------------      -------------------------
Dr. Candace Kendle.....             0                  0           4,970        16,080               0        17,475
Christopher C. Bergen..             0                  0           4,720        16,080               0        17,475
Anthony L. Forcellini..             0                  0           8,220        17,580               0        11,650
Karl Brenkert III......             0                  0               0        15,000               0        11,650

--------
(1)    Represents the number of shares optioned multiplied by the difference between $6.275, the average of the high and low share price of Common Stock on December 31, 2003, and the exercise price for that option.

PROTECTIVE COMPENSATION AND BENEFIT AGREEMENTS

    The Company has entered into Protective Compensation and Benefit Agreements with certain employees, including each of the Named Executives of the Company. These agreements are subject to annual review by the Company's Board of Directors and, upon their respective termination dates, automatically will be extended in one-year increments unless cancelled by the Company. The agreements provide for specified benefits, including two years' compensation, in the event of a change in control as that term is defined in the agreements.

CERTAIN TRANSACTIONS

    In 2003, the Company paid approximately $21,253 to a construction company owned by a relative of Dr. Kendle for construction and renovations at its principal executive offices. The Company believes that payments to this construction company are on terms no less favorable than those that could have been negotiated with unaffiliated third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Management Development and Compensation Committee at the end of 2003 were Philip E. Beekman (Chairman), Frederick A. Russ and Robert C. Simpson, none of whom is or was a current or former officer or employee of the Company or any of its subsidiaries. No Named Executive of the Company serves as a director or as a member of a committee of any company of which any of the Company's non-employee directors are executive officers.

                             PERFORMANCE GRAPH

    The following graph shows cumulative total shareholder returns on $100 invested in each of the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index. The graph assumes that $100 was invested on December 31, 1998. The graph further assumes the reinvestment of all dividends.

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
   AMONG KENDLE INTERNATIONAL INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ HEALTH SERVICES INDEX

                            [Performance Graph]

                                                           Cumulative Total Return
                                 -----------------------------------------------------------------------
                                          12/98      12/99       12/00      12/01      12/02      12/03
--------------------------------------------------------------------------------------------------------
KENDLE INTERNATIONAL INC.                100.00      42.25       42.52      86.25      37.65      27.12
--------------------------------------------------------------------------------------------------------
NASDAQ STOCK MARKET (U.S.)               100.00     186.20      126.78      96.96      68.65     108.18
--------------------------------------------------------------------------------------------------------
NASDAQ HEALTH SERVICES                   100.00      75.96      101.66     169.10     142.66     188.30
--------------------------------------------------------------------------------------------------------

         APPROVAL OF AN INCREASE OF 50,000 SHARES OF COMMON STOCK
     AUTHORIZED UNDER THE COMPANY'S 2003 DIRECTORS' COMPENSATION PLAN
                        (ITEM 2 ON THE PROXY CARD)

    The 2003 Directors' Compensation Plan (the "Plan") provides for the compensation of cash retainer fees to the Company's directors who are not employees of the Company and an issuance of shares of Common Stock in lieu of portions of these cash retainer fees. The Board of Directors approved the Plan, which authorizes up to 25,000 shares of Common Stock to be issued to non-employee directors. Pursuant to the terms and conditions of the Plan, the number of authorized shares available under the Plan will increase to 75,000 upon shareholder approval of this increase.

GENERAL

    On June 27, 2003, the Board of Directors approved the Plan in order to align the interests of the Company's non-employee directors with the interests of shareholders by providing that non-employee directors' compensation be paid in part through the issuance of shares of Common Stock of the Company. As of February 27, 2004, the Company had issued approximately 6,500 shares of Common Stock under the Plan. In the event the increase in authorized shares is not approved by the Company's shareholders, the Plan will continue in effect to the extent of 25,000 shares of Common Stock, and the Company will consider available alternatives for retaining and compensating directors.

DESCRIPTION OF THE PLAN

    The material terms and conditions of the Plan are summarized below, and the following summary is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix B.

    ADMINISTRATION. The Management Development and Compensation Committee of the Board of Directors administers the Plan. This committee is comprised solely of non-employee directors.

    PAYMENT TERMS. The Plan entitles each non-employee director to a retainer of $3,000 for each meeting of the Board of Directors attended and a retainer of $1,500 for each Board committee meeting attended. The Plan specifies that directors will receive shares of Common Stock in lieu of cash to the extent of fifty percent (50%) of the cash retainer. The Company pays the cash retainer and issues the shares of Common Stock in lieu of a portion of the cash retainer quarterly, in arrears, as soon as practicable following the end of each quarter.

    ISSUANCE OF SHARES IN LIEU OF CASH RETAINER. The number of shares of Common Stock to be issued is determined by dividing fifty percent (50%) of the total retainer owed to a director for a fiscal quarter by the average of the fair market value per share of Common Stock for the ten trading days prior to the end of that quarter. Any fractional shares resulting from the calculation are rounded up to the nearest share. The Plan defines fair market value as the last sale price reported on any stock exchange or over-the-counter trading system on which such shares of Common Stock are trading.

    AMENDMENT AND TERMINATION. The Plan grants authority to the Board of Directors to amend, suspend or terminate the Plan, provided that an amendment, without shareholder approval, does not:

    * Increase the number of shares of Common Stock authorized to be issued under the Plan,

    * Materially increase the benefits accruing to the directors under the Plan,

    * Materially modify the eligibility requirements for participating in the Plan, or

    * Extend the termination date of the Plan.

Amendments related to the amount, pricing and timing of issuances of shares of Common Stock may not be made more than once every six months, except to the extent necessary to address changes in applicable laws and regulations.

FEDERAL INCOME TAX CONSEQUENCES

    Under the terms and conditions of the Plan, shares of Common Stock granted to participants are not subject to forfeiture. Accordingly, at the time a participant receives shares of Common Stock under the Plan, the participant recognizes compensation taxable as ordinary income in an amount equal to the fair market value of such shares of Common Stock.

    The foregoing is a brief summary of the current federal income tax rules generally applicable to the non-employee directors receiving shares of Common Stock under the Plan. This summary is based on federal tax laws and regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the Plan or to address the effects of foreign, state or local law or wage withholding requirements.

NEW PLAN BENEFITS

    Shareholders are being asked to approve an increase of 50,000 shares available for issuance pursuant to the 2003 Directors' Compensation Plan. Directors who are also employees are not eligible for the Plan. Because benefits under the Plan will depend on the fair market value of the Common Stock at various future dates, it is not currently possible to determine the benefits that will be received by non-employee directors in the future. Furthermore, because the shares to be issued cannot be estimated, the following table shows the number of shares of Common Stock issued pursuant to the Plan by each of the individuals listed for the fiscal year ended December 31, 2003.

                                    2003 DIRECTORS' COMPENSATION PLAN

NON-EMPLOYEE DIRECTOR NAME                                  DOLLAR VALUE($)(1)    SHARES OF COMMON STOCK
--------------------------                                  ------------------    ----------------------
Philip E. Beekman.......................................          7,614                   1,201
Robert R. Buck..........................................          4,825                     761
Donald C. Harrison......................................          6,004                     947
Frederick A. Russ.......................................          5,072                     800
G. Steven Geis..........................................          5,072                     800
Timothy E. Johnson......................................          6,683                   1,054
Robert C. Simpson.......................................          6,004                     947

--------
(1)    Based on the closing price of the Company's Common Stock on December 31, 2003, which was $6.34.

SUMMARY OF OTHER EQUITY COMPENSATION PLANS

    The following table presents summary information as of December 31, 2003, with respect to all of the Company's equity compensation plans, except the Plan under which shares of Common Stock issued to Directors are not subject to forfeiture and are not appropriate for inclusion in the table as an outstanding option, warrant or right.

                                        EQUITY COMPENSATION PLAN INFORMATION

                                                                                                        (c)
                                                                                               NUMBER OF SECURITIES
                                                                                              REMAINING AVAILABLE FOR
                                                  (a)                         (b)              FUTURE ISSUANCE UNDER
                                      NUMBER OF SECURITIES TO BE        WEIGHTED-AVERAGE        EQUITY COMPENSATION
                                        ISSUED UPON EXERCISE OF        EXERCISE PRICE OF         PLANS (EXCLUDING
                                     OUTSTANDING OPTIONS, WARRANTS    OUTSTANDING OPTIONS,    SECURITIES REFLECTED IN
PLAN CATEGORY                                 AND RIGHTS              WARRANTS AND RIGHTS           COLUMN(a))
-------------                        -----------------------------    --------------------    -----------------------
Equity compensation plans
  approved by security holders...              2,072,303                     $11.24                  1,058,376

Equity compensation plans not
  approved by security holders...                  *                            *                        *
                                               ---------                     ------                  ---------
  Total..........................              2,072,303                     $11.24                  1,058,376

--------
*      Excludes shares of Common Stock issued under the 2003 Directors Compensation Plan. Shares issued under that plan are not subject to risk of forfeiture and not appropriate for inclusion in the table as an outstanding option, warrant or right.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of shares of Common Stock, present in person or by proxy at the Annual Meeting and entitled to vote, is required to adopt the proposal to amend the Plan. Proxies will be voted in favor of the proposal unless otherwise instructed by the Shareholders. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker non-votes will be counted toward a quorum but are not counted for any purpose in determining whether this proposal has been approved.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO APPROVE AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK UNDER THE PLAN.

                RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
                        (ITEM 3 ON THE PROXY CARD)

    The Audit Committee of the Company's Board of Directors appointed Deloitte & Touche LLP as the Company's independent public accountants on June 9, 2003, and has reappointed Deloitte & Touche LLP as the Company's independent public accountants for 2004. Although not required by law, the Board of Directors is seeking shareholder ratification of this appointment. The affirmative vote of a majority of shares voting at the Annual Meeting is required for ratification. If ratification is not obtained, the Board of Directors intends to continue the engagement of Deloitte & Touche LLP at least through 2004.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

ENGAGEMENT OF NEW INDEPENDENT PUBLIC ACCOUNTANTS IN 2003

    Effective June 9, 2003, the Company dismissed PricewaterhouseCoopers LLP and, at the direction of the Audit Committee of the Board of Directors, engaged Deloitte & Touche LLP as the Company's independent public accountants. At the time Deloitte & Touche LLP was retained as the Company's independent public accountants, the Company made the following disclosures in a Current Report on Form 8-K, which was filed with the
Commission:

    * Following a review of the Company's accounting services in recent years, the Board of Directors initiated a process to solicit bids from Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP and PricewaterhouseCoopers LLP and received bids from all four firms. The Audit Committee of the Board of Directors, after reviewing audit proposals from all four firms, selected Deloitte & Touche LLP as the Company's independent public accountants to replace PricewaterhouseCoopers LLP, effective June 9, 2003.

    * PricewaterhouseCoopers LLP's report on the Company's financial statements for each of the last two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period through June 9, 2003, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make a reference to the subject matter of the disagreement(s) in connection with its report. The Company has authorized PricewaterhouseCoopers LLP to respond fully to any inquiries by Deloitte & Touche LLP.

    * No reportable events of the type described under Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2002 and 2001 and the subsequent interim period through June 9, 2003.

    * The Company provided PricewaterhouseCoopers LLP with a copy of its Current Report on Form 8-K filed with the Commission on June 13, 2003, prior to its filing with the Securities and Exchange Commission. Attached to the Current Report as Exhibit 16 is a letter from PricewaterhouseCoopers LLP addressed to the Commission pursuant to Regulation S-K, Item 304(a)(3), which letter states PricewaterhouseCoopers LLP's agreement with the above statements.

    * During the two most recent fiscal years and during the interim period prior to engaging Deloitte & Touche LLP, neither the Company nor anyone on its behalf consulted Deloitte & Touche LLP regarding either: (a) the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Company's financial statements, and no written report or oral advice was provided to the Company that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (b) any matter that was the subject of either a disagreement or a reportable event.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

    The Company incurs costs for professional services rendered by independent public accountants. Professional services include audit services, audit-related services, tax services and other services, all of which are described in more detail below. As previously noted, the Company dismissed PricewaterhouseCoopers LLP as its independent public accountants in June 2003 and retained Deloitte & Touche LLP. The following table discloses the fees for professional services rendered by the former independent public accountants in 2002 and by both the former and current independent public accountants during 2003.

                                                         2002           2003
                                                       --------       --------
Audit Fees......................................       $232,475       $424,274
Audit-Related Fees..............................       $ 12,000       $ 90,200
Tax Fees........................................       $181,000       $ 97,402
All Other Fees..................................       $197,000       $ 35,473
                                                       --------       --------
  Total.........................................       $622,475       $647,349

    AUDIT FEES. Audit fees are the fees billed for professional services rendered by the Company's independent public accountants for their audit of the Company's consolidated annual financial statements for the years ended December 31, 2002 and 2003, respectively, statutory audits of the Company's foreign operations, and reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by the Company during those years. Approximately $85,000 of the increase in audit fees from 2002 to 2003 is attributable to an increased number of statutory audits performed in 2003 for the Company's non-U.S. subsidiaries.

    AUDIT-RELATED FEES. Audit-related fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. Audit-related services performed for the Company by the Company's independent public accountants included audits of the Company's employee benefit plans and accounting consultation and guidance.

    TAX FEES. Tax fees are the fees billed for services related to tax compliance, tax advice and tax planning. Tax services performed for the Company by the independent public accountants included compliance, planning and advice with respect to both domestic and foreign subsidiaries of the Company. Tax services also included expatriate tax services for the Company's employees, all of which services were rendered by the Company's former independent public accountants and are not being performed by the current independent public accountants.

    ALL OTHER FEES. All other fees are the fees billed for services other than those in the three categories previously described. In 2002, fees billed for other services related primarily to due diligence services in connection with the Company's analysis of expansion through potential acquisitions.

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

    The Audit Committee pre-approves all audit, audit-related, tax and other permissible services that will be provided by the independent public accountants. To manage the pre-approval process, the Audit Committee adopted in 2004 a Policy on Approval of Audit and Non-Audit Services Provided by Outside Auditors (the "Pre-Approval Policy"). In 2003, it was the Audit Committee's practice to pre-approve services provided by the independent public accountants, and one hundred percent (100%) of services rendered by the independent public accountants in 2003 were pre-approved by the Audit Committee.

    Under the Pre-Approval Policy, the independent public accountants are required to provide the Audit Committee with detailed documentation about the specific services that will be provided. In reviewing the request for pre-approval, the Audit Committee will consider, among other things, whether the proposed services are consistent with the rules on auditor independence. A service pre-approved by the Audit Committee is valid for a term of twelve months unless the Committee considers a different approval term and decides otherwise. Any services exceeding pre-approved cost levels or budgeted amounts will require separate pre-approval by the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from engaging the independent public accountants to render services that are prohibited by the Public Companies Accounting Oversight Board or the applicable rules and regulations promulgated by the Commission.

    The Pre-Approval Policy permits the Audit Committee to appoint a designated committee member to approve certain services. The decisions of a designated member to pre-approve services will be reported to the Audit Committee at the ensuing Audit Committee meeting. The Pre-Approval Policy prohibits the Audit Committee from delegating its pre-approval responsibilities to the Company's management.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO RATIFY DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2004.

                               OTHER MATTERS

    The Board knows of no other matters which will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, it will require the affirmative vote of a majority of shares voting for approval.

                             OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock to file reports of ownership with the Commission and to furnish the Company with copies of these reports. Based solely upon its review of reports received, or upon written representation from certain reporting persons that no reports were required, the Company believes that during 2003 all filing requirements were met.

SOLICITATION OF PROXIES

    The costs of soliciting proxies will be borne by the Company. In addition to this solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, make additional requests for the return of proxies and may receive proxies on behalf of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of Common Stock and will be reimbursed for their expenses.

SHAREHOLDER COMMUNICATIONS WITH BOARD

    Shareholders may communicate with the full Board or individual directors on matters concerning the Company by mail to the attention of the Secretary. All mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to the "Board of Directors" will be forwarded or delivered to the Chairman of the Board.

SHAREHOLDER PROPOSALS

    Shareholders who desire to have proposals included in the notice for the Annual Meeting of Shareholders to be held in spring 2005 must submit their proposals in writing by December 3, 2004, to the Company, Attention:
Keith A. Cheesman, Director -- Administration, 1200 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202.

    The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company's Proxy Statement and except for matters as to which adequate notice is received. For notice to be deemed adequate for the 2005 Annual Meeting of Shareholders, it must be received prior to February 16, 2005. If there is a change in the anticipated date of next year's Annual Meeting of Shareholders or in the notice deadline by more than 30 days, the Company will notify you of this change through its Form 10-Q filings.

                      FINANCIAL STATEMENTS AVAILABLE

    The Company's Annual Report to Shareholders for the year 2003 is enclosed with this mailing. A copy of the Annual Report to the Commission on Form 10-K is available without charge upon written request to: Investor Relations, Kendle International Inc., 1200 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202. The Company's Annual Report to the Commission on Form 10-K and certain other recent filings with the Commission are available at the Company's Web site at www.kendle.com. The Company's Annual Report to the Commission on Form 10-K and its other filings with the Commission are also available at the Commission's Web site at www.sec.gov. Additionally, these filings may be read or copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 70549.

                                         By order of the Board of Directors,

                                         /s/ Karl Brenkert III

                                         Karl Brenkert III
                                         Secretary

April 5, 2004

                                                                 APPENDIX A

                         KENDLE INTERNATIONAL INC.
                          AUDIT COMMITTEE CHARTER

    The Board of Directors has appointed an Audit Committee (the "Committee") to oversee the Company's financial processes, to evaluate the adequacy of the Company's internal controls and the integrity of its financial reporting and to monitor the independence and performance of the Company's internal and external auditors. The Board has adopted this Charter to set forth the responsibilities and authority of the Committee.

                                COMPOSITION

    The Committee shall be composed of three or more directors, each of whom shall meet the independence and experience requirements of the National Association of Securities Dealers and Section 10A of the Securities Exchange Act, as amended by the Sarbanes-Oxley Act of 2002. At least one member shall be a financial expert as defined under the United States Securities and Exchange Commission rules promulgated pursuant to SS 407 of the Sarbanes-Oxley Act of 2002. All members must have the ability to read and understand financial statements.

                                 MEETINGS

    The Committee will meet as frequently as it believes is necessary or appropriate to fulfill its duties and responsibilities under this Charter or upon the request of the Company's outside auditors.

    The Committee will also meet at least annually with the outside auditors of the Company's financial statements and not in the presence of management to assess the adequacy of the Company's accounting processes and personnel, the sufficiency of internal controls and the completeness and accuracy of the Company's financial statements. At this meeting the Committee will also review the matters required to be discussed with the outside auditors by Statement on Auditing Standards No. 61 and, as appropriate, those matters will also be discussed in other meetings with the outside auditors as called for by this Charter or otherwise. The Committee will also meet with members of financial management and not in the presence of the outside auditors to review the performance of the outside auditors.

    In fulfilling its duties and responsibilities, the Committee shall have the power to retain, at the Company's expense, outside counsel or other experts.

                        RESPONSIBILITIES AND DUTIES

    The Committee will:

A.  Outside Auditors.

     1. Select for appointment the outside auditors for the coming fiscal year.

     2. Review and discuss with the outside auditors the scope of their audit services and approve their fees for such services.

     3. In accordance with policies and procedures that the Committee may adopt from time to time, pre-approve all audit and non-audit services and their accompanying fees to be performed by the Company's outside auditors.

     4. Review the most recent report of the Public Company Accounting Oversight Board of its examination of the Company's outside auditors.

     5. Ensure that the lead audit partner of the outside auditor and the audit partner responsible for reviewing the audit are rotated at least every five years.

     6. Ensure disclosure in the Company's periodic reports filed with the SEC, any non-audit services approved to be performed by the Company's outside auditors.

     7. Require that the outside auditors periodically submit to the Committee a written statement consistent with Independence Standards Board No. 1 disclosing all relationships between the outside auditors and the Company.

     8. Discuss with the outside auditors any disclosed relationships or services that may affect their objectivity and independence and take any appropriate actions necessary to ensure the outside auditors' objectivity and independence.

     9. Determine whether the provision of non-audit services by the Company's outside auditors is compatible with maintaining their independence.

    10. Recognizing that the outside auditors ultimately are accountable to the Committee, evaluate the performance of the outside auditors and, if appropriate, replace the outside auditors.

B.  Financial Statements and Audit Results

     1. Review any certifications, reports, opinions or reviews rendered by the outside auditors.

     2. Review and discuss the Company's audited financial statements and auditors' report with management and the outside auditors prior to recommending whether they should be approved and included in the Company's Form 10-K to the Board of Directors.

     3. Review and discuss with the Company's financial management and outside auditors the Company's Forms 10-Q prior to their filing.

     4. In consultation with the outside auditors, review the integrity of the Company's financial reporting processes (both internal and external) and the internal control structure, including disclosure controls.

     5. Review, at least annually, a report from the outside auditors as to all critical accounting policies and practices, alternative treatments with financial information within GAAP discussed with management, ramifications of the use of alternative disclosures, the treatment preferred by the outside auditors in each instance, management letters and other communications.

     6. Discuss any new auditing and accounting principles, practices and applications that must or may be adopted and their impact on the Company's financial statements.

     7. Following completion of each audit, review separately with management and the outside auditors any significant difficulties encountered during the course of the audit and any restrictions on the scope of work or access to required information.

     8. Resolve any disputes between the Company's management and the outside auditors.

     9. Consider the outside auditor's judgment about the quality and appropriateness of the accounting principles and practices utilized by the Company in its financial reporting.

    10. Discuss with management areas of known financial risk and uncertainty and management's plans to deal with those risks and uncertainties.

    11. Discuss with the outside auditors the overall approach to, and staffing of, the audit and areas which they believe should receive particular attention.

C.  Internal Audit Program

     1. Review and evaluate the organizational status of the Company's internal audit function.

     2. Review the scope, approach and results for both recent and planned activities of the internal audit function.

     3. Ensure unrestricted access to the Committee by the internal audit function to discuss audit findings or other matters of importance.

D.  Charter and Proxy Statement

     1. Review this Charter at least annually and recommend to the Board of Directors for adoption any revisions which the Committee deems necessary or appropriate.

     2. Prepare a report of the Committee to be included in the Company's proxy statement for its annual shareholders' meetings.

E.  Complaint Procedures and Related-Party Transactions

     1. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     2. Review and approve (if appropriate) all related-party transactions.

                         LIMITS OF RESPONSIBILITY

    The Committee shall be mindful that its role is one of oversight and that it is not the duty or responsibility of the Committee to conduct audits or to determine if the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is the responsibility of the Company's management to prepare the financial statements and the responsibility of the outside auditors to conduct the audit.

                                                                 APPENDIX B

                         KENDLE INTERNATIONAL INC.
                     2003 DIRECTORS' COMPENSATION PLAN

    This Directors' Compensation Plan has been adopted by the Board of Directors of Kendle International Inc. in order to align further the interests of the Company's non-employee Directors with the interests of shareholders by providing that their compensation be paid in part through the issuance of Common Shares of the Company.

 1. COMPENSATION OF NON-EMPLOYEE DIRECTORS.

    All Directors who are not employees of the Company shall be paid the following fees as provided in Section 2 below:

    1.1 a retainer of $3,000 for each meeting of the Board of Directors attended; and

    1.2 a retainer of $1,500 for each committee meeting attended.

 2. PAYMENT TERMS.

    The meeting fees set forth in Section 1 above shall be paid by the Company quarterly, in arrears, as soon as practicable following the end of each quarter in the form of Company Common Shares to the extent of 50% and 50% in cash.

    The number of Common Shares to be issued shall be determined by dividing the dollar amount of the fee by the average of the per share Fair Market Value of the Common Shares, as defined in Section 3, for the ten trading days prior to the end of each quarter. The resulting number shall then be rounded up to the nearest share.

 3. FAIR MARKET VALUE OF COMPANY COMMON SHARES.

    "Fair Market Value" means the last sale price reported on any stock exchange or over-the-counter trading system on which the Common Shares are trading on the last trading day prior to a specified date or, if no last sales price is reported, the average of the closing bid and asked prices for a Common Share on that date. If no sale has been made on any date, prices on the last preceding day on which any such sale shall have been made will be used in determining Fair Market Value under either method prescribed in the previous sentence.

 4. RESTRICTIVE LEGEND; HOLDING PERIOD FOR COMMON SHARES.

    In order to comply with Federal securities laws, all certificates for Common Shares issued pursuant to this Plan shall bear the following restrictive legend which will prevent the recipient from disposing of such shares for six months from the date of issuance:

   THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED UNTIL THE EXPIRATION OF THE SIX MONTH PERIOD BEGINNING ON THE DATE OF ORIGINAL ISSUANCE BY KENDLE INTERNATIONAL INC. AS PROVIDED BY THE COMPANY'S DIRECTORS' COMPENSATION PLAN - 2003, A COPY OF WHICH WILL BE MAILED TO THE HOLDER WITHOUT CHARGE WITHIN FIVE DAYS AFTER RECEIPT OF WRITTEN REQUEST THEREFOR.

    When the legend requirement imposed by this Section 4 shall terminate, the holder of Common Shares for which such legend requirements have terminated may request that the Company issue replacement certificates representing such shares without such legend.

 5. NO RIGHT TO CONTINUANCE AS A DIRECTOR.

    Neither the action of the Company in establishing this Plan, nor the issuance of Common Shares shall be deemed to create any obligation on the part of the Board of Directors to nominate any non-employee Director for reelection by the Company's shareholders or to be evidence of any agreement or understanding, express or implied, that the non-employee Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

 6. SHARES SUBJECT TO THE PLAN.

    Up to 75,000 Common Shares are authorized for issuance under this Plan in accordance with the provisions hereof; provided, however, that such number shall be 25,000 Common Shares until such time as the shareholders approve this Plan for a total of 75,000 Common Shares. At all times during the term of the Plan the Company shall retain as authorized and unissued Common Shares at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder. In the event of changes in the outstanding Common Shares of the Company as a result of stock dividends, split ups, recapitalizations, combinations of shares or exchanges of shares, the number and class of shares for all purposes covered by the Plan shall be adjusted correspondingly.

 7. AMENDMENT.

    The amount, pricing and timing of Common Share issuances pursuant to this Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1984, as amended, or the rules thereunder.

 8. EFFECTIVE DATE AND EXPIRATION OF PLAN.

    The Plan is effective as of June 27, 2003 to the extent of 25,000 shares and with respect to the full number of shares called for, subject to approval by a majority of the votes cast at the next Meeting of Shareholders of the Company, by the holders of Common Shares entitled to vote thereon. Unless earlier terminated by the Board pursuant to Section 10, this Plan shall terminate on the tenth anniversary of the Effective Date. No Common Shares shall be issued pursuant to this Plan after its termination.

 9. PAYMENT IN EVENT OF DEATH.

    Upon the death of a non-employee Director, any portion of the compensation pursuant to this Plan then unpaid shall be paid to the beneficiaries named in the most recent beneficiary designation filed with the Secretary of the Company. In the absence of such a designation, such compensation shall be paid to, or as directed by, the decedent's personal representative, in one or more installments as the non-employee Director may have elected in writing.

10. AMENDMENT, SUSPENSION AND TERMINATION OF PLAN.

    The Board of Directors may suspend or terminate this Plan or any portion of it at any time, and, subject to Section 7, may amend it from time to time in such respects as the Board of Directors may deem advisable so that any awards hereunder shall conform to any change in applicable laws or regulations or in any other respect the Board of Directors may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without shareholder approval, increase the number of Common Shares which may be issued under the Plan, materially increase the benefits accruing to Directors under the Plan, materially modify the requirements as to eligibility for participating in the Plan, or extend the termination date of the Plan.

                         KENDLE INTERNATIONAL INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/
[                                                                            ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1. Authority to elect as directors the following eight   For  Withhold  For All
   (8) nominees:                                         All     All     Except
   Candace Kendle, Christopher C. Bergen, Robert R.      / /     / /      / /
   Buck, G. Steven Geis, Donald C. Harrison, Timothy
   E. Johnson, Frederick A. Russ, & Robert C. Simpson
   (INSTRUCTION: WRITE THE NAME OF ANY NOMINEE(S)
   FOR WHOM AUTHORITY TO VOTE IS WITHHELD)

   --------------------------------------------------



2. To consider and act upon a proposal to approve an     For  Against  Abstain
   increase of 50,000 authorized shares of Common        / /    / /      / /
   Stock under the 2003 Directors' Compensation
   Plan.

3. To ratify and approve the appointment of Deloitte     For  Against  Abstain
   & Touche LLP as independent public accountants        / /    / /      / /
   for 2004.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 5, 2004 and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

                              Dated:                               , 2004
                                    -------------------------------

------------------------------------------------------------------------------
                                 (Signature)


------------------------------------------------------------------------------
                                 (Signature)

(Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.)

------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

                          YOUR VOTE IS IMPORTANT!

                   PLEASE DATE, SIGN AND RETURN PROMPTLY
                         IN THE ENCLOSED ENVELOPE.



6819--KENDLE INTERNATIONAL INC.

PROXY                    KENDLE INTERNATIONAL INC.                       PROXY

                              1200 Carew Tower
                              441 Vine Street
                           Cincinnati, Ohio 45202

                          PROXY FOR ANNUAL MEETING

     The undersigned hereby appoints Stacey Heiser Gaddis and Jarrod B. Pontius, or either of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock that the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of Kendle International Inc. to be held on May 6,
2004 at 9:30 A.M. Eastern Time in the Grand Ballroom of the Millennium Hotel Complex, 141 West 6th Street, Cincinnati, Ohio or at any adjournment of such Annual Meeting.

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

      PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (This proxy is continued and is to be signed on the reverse side.)

------------------------------------------------------------------------------


6819--KENDLE INTERNATIONAL INC.

                                   APPENDIX


     Page 12 of the proxy statement contains a Performance Graph. The information contained within the graph is presented in a tabular format immediately following the graph.